Exhibit 10.1

Omnicare, Inc.

100 East RiverCenter Boulevard

Covington, Kentucky 41011

CONFIDENTIAL

February 21, 2008

ValueAct Capital Master Fund, L.P.

ValueAct Capital Master Fund III, L.P.

435 Pacific Avenue

Fourth Floor

San Francisco, California 94133

Attention: Jeffrey W. Ubben

Re:    Board Representation and Standstill Arrangement

Ladies and Gentlemen:

This letter agreement (this “Agreement”) sets forth our understanding and agreement with respect to your representation on the board of directors of Omnicare, Inc. (the “Company” and, such board of directors, the “Board”) and certain restrictions and limitations to be placed on ValueAct Capital Master Fund, L.P., ValueAct Capital Master Fund III, L.P. and their respective affiliates (collectively, the “ValueAct Parties”) concerning the Company, its subsidiaries and their respective securities, assets and properties. By signing this Agreement, the parties agree and acknowledge as follows:

1. Board Representation. (a) In consideration of the ValueAct Parties’ agreement set forth in Section 3 below and concurrently with the execution and delivery of this Agreement, the Board has (i) increased its size by one and filled the resulting vacancy by appointing Mr. Ubben as a director of the Company to serve on the Board until the date of the 2008 annual meeting of stockholders of the Company and (ii) nominated Mr. Ubben (or, if applicable, the successor director as provided in Section 1(b) below) for election as a director of the Company at the 2008 annual meeting of stockholders of the Company.

(b) Subject to applicable law and the rules of the New York Stock Exchange (“NYSE”), in the event that a vacancy on the Board is created as a result of Mr. Ubben’s death, resignation, disqualification or removal (or the death, resignation, disqualification or removal of any designee of the ValueAct Parties pursuant to this Section 1(b)) or the nomination of Mr. Ubben is withdrawn for any reason, the Company (acting through the Board) shall appoint a successor director and/or nominate another Person designated by the ValueAct Parties (provided that, such designee meets the definition of independence as defined by the NYSE and meets the requirements to serve as a director under the Delaware General Corporation Law) (such designee being referred to as a “Qualified ValueAct Designee”) to fill such vacancy or be nominated for election, which Qualified ValueAct Designee shall serve and/or be nominated as specified in

Section 1(a) above. Notwithstanding anything to the contrary in this Agreement, if the Company fails to make such Qualified ValueAct Designee a member of the Board within ten days after designation by the ValueAct Parties or the nomination of Mr. Ubben is withdrawn and another Qualified ValueAct Designee of the ValueAct Parties is not nominated for election as a director of the Company at the 2008 annual meeting of stockholders of the Company, the obligations of the ValueAct Parties hereunder shall immediately terminate.

(c) Notwithstanding anything to the contrary in this Agreement, the rights and privileges set forth in this Section 1 shall be personal to the ValueAct Parties and may not be transferred or assigned to any individual, corporation, partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature (each, a “Person”).

(d) Notwithstanding anything to the contrary in this Agreement, if, at anytime, the ValueAct Parties cease to own more than five percent of the outstanding voting power of the Company, the rights and privileges of the ValueAct Parties contained in Section 1(a) and Section 1(b) shall be terminable upon the request of the Board to the ValueAct Parties, whereupon the ValueAct Parties shall promptly cause Mr. Ubben or his successor director, if any, to resign from the Board immediately.

2. Independent Directors. The Company (acting through the Board) shall appoint and nominate two duly qualified Persons (each of whom shall meet the definition of independence as defined by NYSE) as members of the Board not later than the date of the 2008 annual meeting of stockholders of the Company. Before making the appointments, the Company (acting through the Board) will consult with Mr. Ubben with respect to the identity, background, qualifications and independence of such Persons.

3. Standstill Agreement. In consideration for the Company’s agreement set forth in Section 1 above, the ValueAct Parties agree that, from the date hereof until the date on which the 2009 annual meeting of stockholders of the Company is held, the ValueAct Parties shall not, and shall cause their respective directors, officers, partners, members, employees, agents (acting in such capacity) and controlled investment funds (collectively, “Representatives”) not to, in any manner, directly or indirectly: (a) acquire, agree or seek to acquire or make any proposal or offer to acquire, or announce any intention to acquire, any securities of the Company (or beneficial ownership thereof) or any securities convertible or exchangeable into or exercisable for any securities of the Company (or beneficial ownership thereof) or any property, asset or business of the Company (other than securities issued pursuant to a stock split, stock dividend or similar corporate action initiated by the Company with respect to any securities beneficially owned by the ValueAct Parties on the date of this Agreement), (b) propose to any Person, or effect or seek to effect, whether alone or in concert with others, any tender or exchange offer, merger, consolidation, acquisition, scheme, business combination or other extraordinary transaction involving the Company, or tender any voting securities of the Company into any such tender or exchange offer or vote any voting securities of the Company in favor of any such transaction, (c) make, or in any way participate in any

“solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote, including, without limitation, by voting any voting securities of the Company in favor of any proposal for which such solicitation is being made (other than any proposal supported by the Board), or seek to advise or influence any Person with respect to the voting of, any voting securities of the Company for any purpose, (d) form, join, encourage, influence, advise or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to any voting securities of the Company or otherwise in any manner agree, attempt, seek or propose to deposit any voting securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities in any voting trust or similar arrangement, (e) seek to have the Company waive, amend or modify any provisions of the Company’s certificate of incorporation or bylaws or waive, amend, modify or terminate the Rights Agreement, dated May 17, 1999, between the Company and First Chicago Trust Company of New York, as the same may otherwise be amended from time to time, (f) otherwise act, alone or in concert with others, to seek to control, advise, change or influence the management, board of directors, governing instruments, policies or affairs of the Company, (g) other than in a Rule 144 broker transaction, sell, transfer or otherwise dispose of any voting securities of the Company to any Person who is (or will become upon consummation of such sale, transfer or other disposition) a beneficial owner of five percent or more of the outstanding voting securities of the Company, (h) make any public disclosure, or take any action that could require the Company to make any public disclosure, with respect to any of the matters set forth in this Agreement, (i) disclose any intention, plan or arrangement inconsistent with the foregoing or (j) encourage, advise, assist or facilitate the taking of any actions by any other Person in connection with any of the foregoing; provided that nothing in this Section 3 shall limit any actions that may be taken by Mr. Ubben acting as a director of the Company consistent with his fiduciary duties to the Company and its stockholders. The ValueAct Parties also agree not to request during such period that the Company or any Company Representative, directly or indirectly, amend or waive any provision of this paragraph (including this sentence). In the event that Mr. Ubben or the Qualified ValueAct Designee, as applicable, has not then been nominated by the Company (acting through the Board) to stand for re-election as a director at the 2009 annual meeting of stockholders of the Company, the obligations of the ValueAct Parties under this Agreement will terminate on such date that is 10 days before the latest date on which pursuant to the By-laws of the Company a stockholder of the Company may give a valid notice to the Company of its intention to make a proxy solicitation or otherwise solicit proxies with respect to the election of a director at the 2009 annual meeting of stockholders of the Company. In addition, in the event that such nomination is timely made and the obligations of the ValueAct Parties hereunder have not then been otherwise terminated, the Company (acting through the Board) agrees that it will not withdraw such nomination prior to its being voted upon by the stockholders of the Company at the 2009 annual meeting of stockholders of the Company. The ValueAct Parties further agree that, if at any time during such period, the ValueAct Parties or any of the ValueAct Parties’ Representatives are approached by any third party concerning the ValueAct Parties’ or any of the ValueAct Parties’ Representatives’ participation in any of the above-

mentioned matters, the ValueAct Parties shall promptly inform the Company of the nature of any such matters and the parties involved.

4. Remedies. In the event of any breach of the terms of this Agreement, neither the ValueAct Parties nor the Company could be made whole by monetary damages. Accordingly, in addition to any other remedy to which it may be entitled in law or in equity, the parties shall be entitled to an injunction to prevent breaches of the terms of this Agreement.

5. Communications. Neither the ValueAct Parties nor any of the ValueAct Parties’ Representatives (other than Mr. Ubben to the extent acting in his capacity as a member of the Board) will initiate or cause to be initiated (other than through the Company’s Chief Executive Officer, the Company’s Chief Financial Officer, the Company’s senior investor relations officer or such other Person(s) as they may designate) any communication relating to the business of the Company or its affiliates, in each case, with any officer, director or employee of the Company or any of its affiliates.

6. Securities Laws. The ValueAct Parties acknowledge that the ValueAct Parties are aware and that the ValueAct Parties and the ValueAct Parties’ Representatives have been advised that the United States securities laws prohibit any Person having non-public material information about a company from purchasing or selling securities of that company.

7. Entire Agreement; Amendments. This Agreement represents the entire understanding and agreement of the parties with respect to the matters contained herein, and may be amended, modified or waived only by a separate writing executed by the ValueAct Parties and the Company expressly so amending, modifying or waiving this Agreement. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.

8. No Waiver. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

9. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to the laws of conflict of laws. The parties and their respective Representatives: (a) irrevocably and unconditionally consent and submit to the jurisdiction of the state and federal courts located in the State of New York for purposes of any action, suit or proceeding arising out of or relating to this Agreement; (b) agree that service of any process, summons, notice or document by U.S. registered mail to the address set forth at the end of this Agreement shall be effective service of process for any action, suit or proceeding brought against them; (c) irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in any state or federal court located in the State of New York; and (d) irrevocably and unconditionally waive the right to plead or claim, and irrevocably and unconditionally agree not to plead or claim, that any action, suit or proceeding arising out of or relating to this Agreement that is brought in any state or federal court located in the State of New York has been brought in an inconvenient forum.

10. Expenses. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines in a final, non-appealable order that a party has breached this Agreement, then such party shall be liable and pay to the non-breaching party the legal fees and expenses such non-breaching party has incurred in connection with such litigation, including any appeal therefrom.

11. Captions. The Captions contained in this Agreement are for convenience only and shall not affect the construction or interpretation of any provisions of this Agreement.

12. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same Agreement.

[Remainder of Page Intentionally Left Blank]

Please confirm your agreement with the foregoing by signing and return to us a copy of this Agreement.

OMNICARE, INC.

By	/s/ Joel F. Gemunder
Name:	Joel F. Gemunder
Title:	President and Chief Executive Officer

Agreed and acknowledge by,

on behalf the ValueAct Parties:

VALUEACT CAPITAL MASTER FUND, L.P.

By: VA Partners I, LLC
Its: General Partner

By	/s/ Jeffrey W. Ubben
Name:	Jeffrey W. Ubben
Title:	Chief Executive Officer

VALUEACT CAPITAL MASTER FUND III, L.P.

By: VA Partners III, LLC
Its: General Partner

By	/s/ Jeffrey W. Ubben
Name:	Jeffrey W. Ubben
Title:	Chief Executive Officer